Filed Pursuant to Rule 424(b)(3)
Registration No. 333-107393

Addendum to Prospectus dated August 20, 2003

Republic of South Africa

        This Addendum supplements the information provided in the Republic of South Africa’s Prospectus dated August 20, 2003 (the “Prospectus”). Capitalized terms not defined in this Addendum have the meanings ascribed to them in the Prospectus.

Prospectus

        In the “Description of the Securities” section the “United States Taxation” section is deleted and replaced with:

“United States Taxation

        Interest on the debt securities will not be exempt from United States taxation generally. In the opinion of Cleary, Gottlieb, Steen & Hamilton, special United States counsel for the South African government, under United States federal income tax law as currently in effect, holders of debt securities that are not United States persons will not be subject to United States federal income taxes, including withholding taxes, on payments of interest on the debt securities so long as the requirements described in the second succeeding paragraph are satisfied, unless:

(i) the holder is an insurance company carrying on a United States insurance business, within the meaning of the United States Internal Revenue Code of 1986, to which the interest is attributable, or
(ii) the holder has an office or other fixed place of business in the United States to which the interest is attributable and the interest either (a) is derived in the active conduct of a banking, financing or similar business within the United States or (b) is received by a corporation the principal business of which is trading in stock or securities for its own account, and certain other conditions exist.

        The gain realized on any sale or exchange of the debt securities by a holder that is not a United States person will not be subject to United States federal income tax, including withholding tax, unless (i) such gain is effectively connected with the conduct by the holder of a trade or business in the United States or (ii) in the case of gain realized by an individual holder, the holder is present in the United States for 183 days or more in the taxable year of the sale and either (A) such gain or income is attributable to an office or other fixed place of business maintained in the United States by such holder or (B) such holder has a tax home in the United States.

        The fiscal agent will be required to file information returns with the United States Internal Revenue Service with respect to payments made to certain United States persons on the debt securities. In addition, certain United States persons may be subject to United States backup withholding tax in respect of such payments if they do not provide their taxpayer identification numbers to the fiscal agent, and may also be subject to information reporting and backup withholding requirements with respect to proceeds from a sale of the debt securities. Persons holding debt securities who are not United States persons may be required to comply with applicable certification procedures to establish that they are not United States persons in order to avoid the application of such information reporting requirements and backup withholding tax.

        A debt security held by an individual holder who at the time of death is a nonresident alien will not be subject to United States federal estate tax.

        As used herein, the term “United States person” means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source or a trust if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and (ii) one or more United States persons have the authority to control all of the trust’s substantial decisions, and the term “United States” means the United States of America (including the States and the District of Columbia), its possessions, territories and other areas subject to its jurisdiction.”

        The “Validity of the Securities” section is deleted and replaced with:

        “The validity of each series of debt securities or warrants to purchase debt securities will be passed upon on behalf of the South African government by Advocate Enver Daniels, S.C., The Chief State Law Adviser of the Republic of South Africa, and on behalf of the Underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York. Qunta Incorporated and Sonnenberg Hoffmann Galombik, South African counsel to the Underwriters, will pass upon certain South African legal matters for the Underwriters. As to all matters of South African law, Cleary, Gottlieb, Steen & Hamilton may rely on the opinion of Advocate Enver Daniels, S.C. All statements with respect to matters of South African law in this prospectus have been passed upon by Advocate Enver Daniels, S.C. and are made upon his authority. Cleary, Gottlieb, Steen & Hamilton, Qunta Incorporated and Sonnenberg Hoffmann Galombik may act from time to time on behalf of the South African government.”

May 12, 2004